                                                                                                                                                                    Exhibit 99.1

Organovo Holdings, Inc. Announces Adjournment of Special Meeting of Stockholders

SAN DIEGO, CALIFORNIA, March 27, 2020— Organovo Holdings, Inc. (“Organovo”) (Nasdaq: ONVO) convened, on March 26, 2020, the special meeting of stockholders and then adjourned the special meeting of stockholders until Tuesday, April 7, 2020 10:00 A.M. Pacific Time at www.virtualshareholdermeeting.com/ONVO2020 to solicit additional proxies for Organovo Proposal Nos. 1 and 4. Organovo Proposal No. 1 is to approve the issuance of shares of Organovo common stock to the Tarveda securityholders in the merger and Organovo Proposal No. 4 is to approve the adoption of the Combined Organization 2020 Equity Incentive Plan.

Based on an assessment of votes present in person or proxy at the special meeting, Organovo Proposals Nos. 2, 3 and 5 were approved by the required vote. Organovo Proposal No. 2 authorizes Organovo’s board of directors to effect a reverse stock split of the Organovo common stock at a ratio of every one share for every 20-40 shares outstanding, and Organovo Proposal No. 3 approved, on an advisory basis, compensation that will or may become payable by Organovo in connection with the merger. Organovo Proposal No. 5 authorizes Organovo to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Organovo Proposal Nos. 1, 2, 3 or 4.

The approval of Organovo Proposal Nos. 1 and 4 require the affirmative vote of a majority of the votes cast at the special meeting and the special meeting is being adjourned to provide the Company with additional time to solicit proxies from its stockholders to obtain sufficient votes in favor of Organovo Proposal Nos. 1 and 4.

If you need assistance voting your shares, please call D.F. King & Co., Inc. toll free at (800) 431-9646 or toll at (212) 269-5550.

If you have not submitted a proxy, you are urged to do so promptly. No action is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

Important Information and Where to Find It

This communication may be deemed to be solicitation material in respect to the proposed transaction between Organovo and Tarveda. On February 24, 2020, Organovo initially filed the proxy statement/prospectus/information statement (the “Definitive Proxy Statement”) with the SEC. Organovo mailed the Definitive Proxy Statement to its stockholders on or about February 26, 2020. Each party may file other documents with the SEC in connection with the proposed merger. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND STOCKHOLDERS ARE URGED TO READ THESE MATERIALS CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT ORGANOVO, TARVEDA THE PROPOSED MERGER AND RELATED MATTERS. Investors and stockholders may obtain, free of charge, copies of the Definitive Proxy Statement and any other documents filed by Organovo with the SEC in connection with the proposed transactions at the SEC’s website (http://www.sec.gov) and on the investor relations section of Organovo’s website at ir.organovo.com. Investors and stockholders are urged to read the Definitive Proxy Statement and the other relevant materials before making any voting or investment decision with respect to the proposed merger and the related proposals.

Non-Solicitation

This communication does not constitute an offer to sell or solicitation of an offer to buy any securities, nor will there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Participants in the Solicitation

Organovo and its directors and executive officers and Tarveda and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Organovo in connection with the proposed Merger. Information regarding the special interests of the Organovo and Tarveda directors and executive officers in the proposed Merger is included in the Definitive Proxy Statement. Additional information regarding the directors and executive officers of Organovo is included in Organovo’s definitive proxy statement on Schedule 14A relating to the 2019 Annual Meeting of Stockholders, filed with the SEC on July 26, 2019. These documents are available free of charge from the sources indicated above.

Contacts:

For Organovo Holdings, Inc.

Taylor J. Crouch

858-224-1000

info@organovo.com

For Tarveda Therapeutics, Inc.
Amanda Houlihan MacDougall
+1 781 235 3060
ahoulihan@macbiocom.com